Exhibit 4.4






Bear Stearns International Limited
One Canada Square
London, England
E14 5AD

                                                December 23, 2004

To: Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, NY 10022
Attention: Treasurer
Telephone No.:  (212) 754-2233
Facsimile No.:  (212) 754-2372


Re: Warrants

Reference: NY33267

      The purpose of this letter agreement is to confirm the terms and conditions of the Warrants issued by Scientific Games Corporation (the "Company") to Bear, Stearns International Limited ("Bear Stearns") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.

      The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

      Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Bear Stearns and the Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if Bear Stearns and the Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

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2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

     Trade Date:                  December 23, 2004

     Warrants:                    Equity call warrants on the terms hereof, each
                                  giving the holder the right to purchase one
                                  Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant shall be deemed to be a reference to a Call Option.

     Warrant Style:               European

     Buyer:                       Bear Stearns

     Seller:                      Company

     Shares: The Class A Common Stock of the Company, par value USD 0.01 per Share (Exchange symbol "SGMS")

     Number of Warrants:          4,295,533

     Daily Number of Warrants:    71,592.22, subject to adjustments provided
                                  herein.

     Warrant Entitlement:         One Share per Warrant

     Strike Price:                USD 37.248

     Premium:                     USD 17,130,000

     Premium Payment Date:        December 23, 2004

     Exchange:                    The NASDAQ National Market System

     Related Exchange(s):         The principal exchange(s) for options
                                  contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

      Expiration Time:            The Valuation Time

      First Expiration Date:      June 1, 2010, subject to Market Disruption
                                  Event below.

      Expiration Date:            For any Daily Number of Warrants, each of the
                                  60 Exchange Business Days beginning on and including the First Expiration Date.

      Automatic Exercise:         Applicable; and means that a number of
                                  Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date


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

                                  will be deemed to be automatically exercised. For the avoidance of doubt, Automatic Exercise shall apply separately to each Expiration Date.

      Market Disruption Event:    Modified Postponement (as if each Expiration
                                  Date were an Averaging Date for the purposes of Section 4.4(d)(iii)(A) of the Equity
                                  Definitions and for the purposes of the
                                  definition of "Valid Date"); provided that references in Section 4.4(d)(iii)(A) to "fifth
                                  Exchange Business Day" shall be replaced by "eighth Exchange Business Day".

Valuation applicable to each
Warrant:

     Valuation Time:              At the close of trading of the regular
                                  trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

     Valuation Date:              Each Exercise Date.

Settlement Terms applicable to
the Transaction:

     Method of Settlement:        Net Share Settlement; and means that, on each
                                  Settlement Date, Company shall deliver to Bear
                                  Stearns, the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

     Share Delivery Quantity:     For any Settlement Date, a number of Shares,
                                  as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement
                                  Price on the Valuation Date in respect of such Settlement Date, plus cash in lieu of any fractional shares (based on such Settlement
                                  Price).

     Net Share Settlement Amount: For any Settlement Date, any amount equal to
                                  (i) the Number of Warrants being exercised on the relevant Exercise Date multiplied by (ii) the Strike Price Differential for such Settlement Date.

     Strike Price Differential:   (a) If the Settlement Price for any Valuation
                                  Date is greater than the Strike Price, an amount equal to the excess of such Settlement
                                  Price over the Strike Price; or

                                  (b) If such Settlement Price is less than or equal to the Strike Price, zero.

     Settlement Price:            For any Valuation Date, the official closing
                                  price per Share quoted by the Exchange (or, if no closing price is so quoted, the last reported sale price) as of the Valuation Time on such Valuation Date.


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

     Settlement Date:             For any Exercise Date, the date defined as
                                  such in Section 6.2 of the Equity Definitions, subject to Section 9(o)(i) hereof.

     Failure to Deliver:          Inapplicable

     Other Applicable Provisions: The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-Settled" shall be read as references to "Net Share Settled". "Net Share Settled" in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

3. Additional Terms applicable
   to the Transaction:

   Adjustments applicable to the
   Warrants:

     Method of Adjustment:        Calculation Agent Adjustment. For avoidance of
                                  doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Daily Number of Warrants.
                                  Notwithstanding the foregoing, any cash
                                  dividends or distributions, whether or not extraordinary, shall be governed by Section
                                  9(j) of this Confirmation and not by Section
                                  9.1(c) of the Equity Definitions.

   Extraordinary Events applicable
   to the Transaction:

     Consequence of Merger Events

     (a)  Share-for-Share:        Alternative Obligation; provided that the
                                  Calculation Agent will determine if the Merger
                                  Event affects the theoretical value of the Transaction and if so Bear Stearns in its sole discretion may elect to make adjustments to the Strike Price and any other term necessary to reflect the characteristics (including volatility, dividend practice, borrow cost, and policy and liquidity) of the New Shares.
                                  Notwithstanding the foregoing, Cancellation and Payment shall apply in the event the New
                                  Shares are not publicly traded on a United
                                  States national securities exchange or quoted on the NASDAQ National Market System.

     (b)  Share-for-Other:        Cancellation and Payment

     (c)  Share-for-Combined:     Cancellation and Payment

     Nationalization or
     Insolvency:                  Cancellation and Payment

4. Calculation Agent:             Bear Stearns, whose calculations and
                                  determinations shall be made in good faith and in a commercially reasonable manner.


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

5. Account Details:

      (a) Account for payments to Company:

             Scientific Games Management Corp., Agent
             The Bank of New York
             New York, NY
             ABA # 021-000-018
             CHIPS # 0001
             SWIFT Code IRVUS3N
             Account Number 6302386623
             Reference: Scientific Games Corp.


             Account for delivery of Shares to Company:

             As notified to Bear Stearns by Company in writing from time to time.

      (b) Account for payments to Bear Stearns:

             Citibank, N.A., New York
             ABA:  021-000-089
             Account Name: Bear, Stearns Securities Corp.
             Account Number: 09253186
             Further Credit: Bear, Stearns International Limited
             Sub Account Number: 101-80048-10

             Account for delivery of Shares from Bear Stearns:

             DTC 352

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of Bear Stearns for the Transaction is: Inapplicable, Bear Stearns is not a Multibranch Party.

7. Notices: For purposes of this Confirmation:

      (a) Address for notices or communications to Company: 750 Lexington Avenue, 25th Floor
            New York, NY 10022
            Attention: Treasurer
            Telephone No.:  (212) 754-2233
            Facsimile No.:  (212) 754-2372

            Address for notices or communications to Bear Stearns:

             Bear, Stearns International Limited.
             One Canada Square
             London, England
             E14 5AD
             Attention:  Legal Department


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

             With a copy to:

             Bear, Stearns & Co. Inc.
             383 Madison Avenue
             New York, NY  10179
             Attention: Kevin T. Robik
             Facsimile No.:   (212) 272-9857

8. Representations and Warranties of the Company and Other Matters

(a) The Company hereby represents and warrants to Bear Stearns that the Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under the Transaction (a "Material Adverse Effect").

(b) The Company hereby represents and warrants to Bear Stearns that the Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the Company's part; and this Confirmation has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(c) The Company hereby represents and warrants to Bear Stearns that neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries or any of their properties, as applicable,

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

             except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company hereby represents and warrants to Bear Stearns that the execution, delivery and performance by the Company of this Confirmation and compliance by the Company with the terms hereof and the consummation of the Transaction will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement (including but not limited to the Credit Agreement dated as of December 23, 2004 among the Counterparty, as borrower, the several lenders from time to time thereto and JPMorgan, as administrative agent) or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries or any of their properties, as applicable, except, in the case of clauses (i) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company hereby represents and warrants to Bear Stearns that the Shares of the Company initially issuable upon exercise of the Warrant by the net share settlement method (the "Warrant Shares") have been reserved for issuance by all required corporate action of the Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(f) The Company hereby represents and warrants to Bear Stearns that except as set forth or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "Company's 10-K"), as updated by any subsequent filings, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, are contemplated by any governmental or regulatory authority or threatened in writing by others.

(g) The Company hereby represents and warrants to Bear Stearns that the Company's 10-K, as updated by any subsequent filings, does not, as of the Trade Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) The Company hereby represents and warrants to Bear Stearns that it is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the "CEA") because one or more of the following is true:


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

            The Company is a corporation, partnership, proprietorship, organization, trust or other entity and:

            (A)   the Company has total assets in excess of USD 10,000,000;

            (B) the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in
                  Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I),
                  1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

            (C) the Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company's business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company's business.

(i) The Company hereby represents and warrants to Bear Stearns that neither the Company nor any of its subsidiaries is an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(j) The Company hereby represents and warrants to Bear Stearns that the Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company's 10-K, as updated by any subsequent filings, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Company's 10-K, as updated by any subsequent filings, neither the Company nor any of its subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(k) The Company hereby represents and warrants to Bear Stearns that no order, consent, approval, license, authorization or validation of, or filing, recording, qualification or registration with, or exemption or waiver by, any governmental authority or other person with responsibility for regulating gaming laws having jurisdiction over the Company or its subsidiaries, is required for the execution, delivery and performance by the Company of this Confirmation, other than the Order of the West Virginia State Lottery Commission dated and obtained December 7, 2004 and a waiver by the New Jersey Casino Control Commission (the "New Jersey Commission") of the requirement that Bear Stearns satisfy the applicable qualification provisions of the New Jersey Casino Control Act and the regulations promulgated thereunder by the New Jersey Commission; further, subject to compliance with the requirements described above, the execution, delivery and performance of this Confirmation does not and will not result in a violation in any material respect of any gaming law or regulation.

(l) The Company represents and warrants to Bear Stearns that each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company.

(m) The Company shall deliver an opinion of counsel, dated as of the Trade Date, to Bear Stearns in the forms attached as Exhibit A, Exhibit B and Exhibit C.


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(n)         If the Initial Purchasers party to the Purchase Agreement among the
            Company and J.P. Morgan Securities Inc. and Bear, Stearns & Co., as representatives of the Initial Purchasers, dated as of December 1, 2004, relating to the purchase of the Convertible Notes exercise their right to receive additional Convertible Notes pursuant to the Initial Purchasers' option to purchase additional Convertible Notes, then, at the discretion of the Company, Bear Stearns and the Company will amend this Confirmation (substantially in the form attached as Exhibit D to this Confirmation) to provide for such increase in Convertible Notes (such amendment to this Confirmation to provide for the payment by the Company to Bear Stearns of the additional premium related thereto).

9. Other Provisions:

(a) No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party or parties nor any of its or their agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party or parties for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or parties or any of its or their agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(b) Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the final Valuation Date, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which all of the property underlying the Options consists of shares of common stock that are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market System (or their respective successors) (the "Successor Exchange")) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange, then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions treating the "Announcement Date" as the date of first public announcement that the Share De-Listing will occur and the "Merger Date" as the date of the Share De-Listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to any of the others in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions.

(c) Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Bear Stearns a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the Warrants Equity Percentage as determined on such day is (i) equal to or greater than 7.5% and (ii) greater by 0.5% than the Warrants Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrants Equity Percentage as of the date hereof). The "Warrants Equity Percentage" as of any day is the fraction (A) the numerator of which is the product of the Number of Warrants and the Warrant Entitlement and
            (B) the denominator of which is the number of Shares outstanding on such day. Company agrees to indemnify and hold harmless Bear Stearns and its affiliates and their respective officers, directors, employees,

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            affiliates, advisors, agents and controlling persons (each, an
            "Indemnified Person") from and against any and all losses (including losses relating to Bear Stearns's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, which an Indemnified Person actually may become subject to, a result of Company's failure to provide Bear Stearns with a Repurchase Notice on the day and in the manner specified in this Section 9(c), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify the Company in writing, and the Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph (c) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph
            (c) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(d) Regulation M. The Company was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended ("Exchange Act"), of any securities of Company, other than a distribution of securities meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. The Company shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(e) No Manipulation. The Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(f) Board Authorization. Company represents that it is entering into the Transaction, solely for the purposes stated in the board resolution authorizing this Transaction and in its public disclosure. Company further represents that there is no internal policy, whether written or oral, of Company

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            that would prohibit Company from entering into any aspect of this
            Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(g) Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Bear Stearns. Bear Stearns may transfer or assign all or any portion of its rights or obligations under this Transaction without consent of the Company. If Bear Stearns, in its sole discretion, determines that its "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8 % or more of the Company's outstanding Shares and, in its sole discretion, Bear Stearns is unable after its commercially reasonable efforts to effect a transfer or assignment on pricing terms and in a time period reasonably acceptable to Bear Stearns that would reduce its "beneficial ownership" to 7.5 %, Bear Stearns may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the "Terminated Portion") of this Transaction, such that the its "beneficial ownership" following such partial termination will be equal to or less than 8%. In the event that Bear Stearns so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if
            (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) the Company and Bear Stearns shall both be Affected Parties with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. For the avoidance of doubt, if Bear Stearns assigns or terminates any Warrants hereunder, each Daily Number of Warrants not previously settled shall be reduced proportionally, as calculated by the Calculation Agent. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bear Stearns to purchase, sell, receive or deliver any shares or other securities to or from Company, Bear Stearns may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bear Stearns's obligations in respect of this Transaction and any such designee may assume such obligations. Bear Stearns shall be discharged of its obligations to Company to the extent of any such performance.

(h) Amendment. Paragraph (i) of Section 9.7(b) of the Equity Definitions is hereby amended for purposes of this Transaction by replacing "two-year" with "90 calendar day".

(i) Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(j) Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an "Ex-Dividend Date"), and that dividend is greater than the Regular Dividend on a per Share basis then the Calculation Agent will adjust the Strike Price to preserve the fair value of the Warrant to Bear Stearns after taking into account such dividend. "Regular Dividend" shall mean USD 0.00 per Share per quarter.

(k) Role of Agent. Each party agrees and acknowledges that (i) Calyon ("Agent"), has acted solely as agent and not as principal with respect to this Transaction and (ii) Agent has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party's obligations under this Transaction.

(l)         Additional Provisions.
            ---------------------

            (i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: (c) `If "Calculation Agent Adjustment" is specified as the method of adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Warrants and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:' and, the sentence immediately preceding Section 9.1(c)(ii) is hereby amended by deleting the words "diluting or concentrative".

            (ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words "other similar" between "any" and "event"; deleting the words "diluting or concentrative" and replacing them with "material"; and adding the following words at the end of the sentence "or Warrants".

            (iii) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word "or" after the word "official" and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor " or (C) at Bear Stearns's option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer."

            (iv) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words "Calculation Agent" in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

            "based on an amount representing the Calculation Agent's determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event, Nationalization, Insolvency or De-Listing Event, as the case may be."

(m) No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be netted or set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of the Company's payment obligations to the extent of Bear Stearns's payment obligations to the Company in the same currency and in the same Transaction (including, without limitation
            Section 2(c) thereof) shall not apply to the Company and, for the avoidance of doubt, the Company shall fully satisfy such payment obligations notwithstanding any payment obligation to the Company by Bear Stearns in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (i) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(n) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by the Company to Bear Stearns, (i) pursuant to
            Section 9.7 of the Equity Definitions (except in the event of a Nationalization or Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of

            Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in
            Section 5(b)(i), (ii), (iii), (iv),(v) or (vi) of the Agreement that resulted from an event or events outside Company's control) (a "Payment Obligation"), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to Bear Stearns, confirmed in writing within one Currency Business Day, between the hours of 9:00 a.m. and 4:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable ("Notice of Share Termination"). Upon Notice of Share Termination no later than 8:00 a.m. on the Exchange Business Day immediately following the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable, the following provisions shall apply:

            Share Termination Alternative: Applicable and means that Company shall deliver to Bear Stearns the
                                           Share Termination Delivery Property
                                           on the date (the "Share Termination
                                           Payment Date") when the Payment
                                           Obligation would otherwise be due,
                                           subject to paragraph (o)(i) below, in
                                           satisfaction, subject to paragraph
                                           (o)(ii) below, of the Payment
                                           Obligation in the manner reasonably
                                           requested by Bear Stearns free of
                                           payment.

            Share Termination Delivery     A number of Share Termination
            Property:                      Delivery Units, as calculated by the
                                           Calculation Agent, equal to the
                                           Payment Obligation divided by the
                                           Share Termination Unit Price. The
                                           Calculation Agent shall adjust the
                                           Share Termination Delivery Property
                                           by replacing any fractional portion
                                           of a security therein with an amount
                                           of cash equal to the value of such
                                           fractional security based on the
                                           values used to calculate the Share
                                           Termination Unit Price.

            Share Termination Unit Price:  The value to Bear Stearns of property contained in one Share Termination
                                           Delivery Unit on the date such Share
                                           Termination Delivery Units are to be
                                           delivered as Share Termination
                                           Delivery Property, as determined by
                                           the Calculation Agent in its
                                           discretion by commercially reasonable
                                           means and notified by the Calculation
                                           Agent to Company at the time of
                                           notification of the Payment
                                           Obligation. In the case of a Private
                                           Placement of Share Termination
                                           Delivery Units that are Restricted
                                           Shares (as defined below) as
                                           set forth in paragraph (o)(i) below,
                                           the Share Termination Unit Price
                                           shall be determined by the discounted
                                           price applicable to such Share
                                           Termination Delivery Units. In the
                                           case of a Registered Settlement of
                                           Share Termination Delivery Units that
                                           are Restricted Shares (as defined
                                           below) as set forth in paragraph
                                           (o)(ii) below, the Share Termination
                                           Unit Price shall be the Settlement
                                           Price on the Merger Date, the date of
                                           the occurrence of the Nationalization
                                           or Insolvency, or Early Termination
                                           Date, as applicable.

            Share Termination Delivery     In the case of a Termination Event or
            Unit:                          Event of Default, one Share or, in
                                           the case of Nationalization or
                                           Insolvency or a Merger Event, a unit
                                           consisting of the number or amount of
                                           each type of property received by a
                                           holder of one Share (without
                                           consideration of any requirement to
                                           pay cash or other consideration in
                                           lieu of fractional amounts of any
                                           securities) in such Nationalization
                                           or Insolvency or such Merger Event.
                                           If a Share Termination Delivery Unit
                                           consists of property other than cash
                                           or New Shares, the Calculation Agent
                                           will replace such property with cash,
                                           New Shares or a combination thereof
                                           as components of a Share Termination
                                           Delivery Unit in such amounts, as
                                           determined by the Calculation Agent
                                           in its discretion by commercially
                                           reasonable means, as shall have a
                                           value equal to the value of the
                                           property so replaced. If such Merger
                                           Event involves a choice of
                                           consideration to be received by
                                           holders, such holder shall be deemed
                                           to have elected to receive the
                                           maximum possible amount of cash.

            Other applicable provisions:   If this Transaction is to be Share
                                           Termination Settled, the provisions
                                           of Sections 6.6, 6.7, 6.8, 6.9 and
                                           6.10 (as modified above) of the
                                           Equity Definitions will be
                                           applicable, except that all
                                           references in such provisions to
                                           "Physically-Settled" shall be read as
                                           references to "Share Termination
                                           Settled" and all references to
                                           "Shares" shall be read as references
                                           to "Share Termination Delivery
                                           Units". "Share Termination Settled"
                                           in relation to this Transaction means
                                           that Share Termination Settlement is
                                           applicable to this Transaction.

(o) Registration/Private Placement Procedures. If, in the reasonable opinion of Bear Stearns, following any delivery of Shares or Share Termination Delivery Property to Bear Stearns hereunder, such Shares or Share Termination Delivery Property would be in the hands of Bear Stearns subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being "restricted securities", as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such

            Shares or Share Termination Delivery Property, "Restricted Shares"), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless waived by Bear Stearns. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, the Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registered Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Daily Number of Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Daily Number of Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.

             (i) If the Company elects to settle the Transaction pursuant to this clause (i) (a "Private Placement Settlement"), then delivery of Restricted Shares by the Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Bear Stearns; provided that the Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Company to Bear Stearns (or any affiliate designated by Bear Stearns) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bear Stearns (or any such affiliate of Bear Stearns). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bear Stearns, due diligence rights (for Bear Stearns or any designated buyer of the Restricted Shares by Bear Stearns), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bear Stearns. In the case of a Private Placement Settlement, Bear Stearns shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (n) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to Bear Stearns hereunder; provided that in no event shall such number be greater than 49,619,010 (the "Maximum Amount"). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Bear Stearns to the Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (n) above) or on the Settlement Date for such Restricted Shares (in the case of settlement of Shares pursuant to Section 2 above).

                   In the event of a Private Placement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Bear Stearns as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to Bear Stearns's rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

                   As used in this Section 9(o)(i), "Spread" means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if Bear Stearns were to extend credit to Company in an amount equal to such Net Share Settlement Amount, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the Payment Obligation is due, respectively. Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of the Company (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

            (ii) If the Company elects to settle the Transaction pursuant to this clause (ii) (a "Registration Settlement"), then the Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bear Stearns, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bear Stearns. If Bear Stearns, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Bear Stearns is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the "Resale Period") commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement of Share Termination Delivery Units pursuant to paragraph (n) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Bear Stearns completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Bear Stearns by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the "Additional Amount") in cash or in a number of Shares ("Make-whole Shares") in an amount that, based on the

                   Settlement Price on the last day of the Resale Period (as if such day was the "Valuation Date" for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall the Company deliver a number of Restricted Shares greater than the Maximum Amount.

            (iii) Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Bear Stearns, as purchaser of such Restricted Shares, (i) may be transferred by and among Bear Stearns Chase Bank and its affiliates and Company shall effect such transfer without any further action by Bear Stearns and (ii) after the minimum "holding period" within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Bear Stearns (or such affiliate of Bear Stearns) to Company or such transfer agent of seller's and broker's representation letters customarily delivered by Bear Stearns in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bear Stearns (or such affiliate of Bear Stearns).

             If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(p) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Bear Stearns may not exercise any Warrant hereunder, and Automatic Exercise shall not apply with respect thereto, to the extent (but only to the extent) that such receipt would result in Bear Stearns directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Bear Stearns directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to Bear Stearns hereunder is not made, in whole or in part, as a result of this provision, the Company's obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Bear Stearns gives notice to the Company that such delivery would not result in Bear Stearns directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

(q) Share Deliveries. The Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Bear Stearns will not be considered an affiliate under this Section 9(q) solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share

             Termination Property hereunder at any time after 2 years from the Trade Date shall be eligible for resale under Rule 144(k) of the Securities Act and the Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Property. The Company further agrees, for any delivery of Shares or Share Termination Property hereunder at any time after 1 year from the Trade Date but within 2 years of the Trade Date, to the to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Restricted Share to remove, any legends referring to any such restrictions or requirements from such Restricted Shares. Such Restricted Shares will be de-legended upon delivery by Bear Stearns (or such affiliate of Bear Stearns) to the Company or such transfer agent of customary seller's and broker's representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bear Stearns (or such affiliate of Bear Stearns). The Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 1 year from the Trade Date, may be transferred by and among Bear Stearns and its affiliates and the Company shall effect such transfer without any further action by Bear Stearns. Notwithstanding anything to the contrary herein, the Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of the Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of the Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Property.

(r) Hedging Disruption Event. The occurrence of a Hedging Disruption Event will constitute an Additional Termination Event under the Agreement permitting Bear Stearns to terminate the Transaction, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

             "Hedging Disruption Event" means with respect to Bear Stearns, as determined in its reasonable discretion, the inability or impracticality, due to market illiquidity, illegality, lack of hedging transactions, credit worthy market participants or other similar events, to establish, re-establish or maintain any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into and performing under the Transaction on terms including costs reasonable to Bear Stearns or an affiliate in its reasonable discretion, including the event that at any time Bear Stearns reasonably concludes that it or any of its affiliates are unable to establish, re-establish or maintain a full hedge of its position in respect of the Transaction through share borrowing arrangements on terms including costs deemed reasonable to Bear Stearns in its reasonable discretion. For the avoidance of doubt, the parties hereto agree that if (i) Bear Stearns reasonably determines that it is unable to borrow Shares to hedge its exposure with respect to the Transaction at a stock loan rebate rate equal to or in excess of zero; or (ii) the prevailing stock loan rebate rate for the Shares, as determined by the Calculation Agent, is less than zero, an Additional Termination Event under the Agreement shall occur with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

(s) Gaming Laws. If, in connection with the Transaction or in connection with acquiring, establishing, re-establishing, substituting, maintaining, unwinding or disposing of any transactions or assets Bear Stearns or any of its affiliates in its reasonable discretion deems necessary or desirable to hedge the equity price risk of entering into and performing its obligations with respect to the Transaction, or in performing such obligations themselves, or in connection with holding any interest that would be considered an ownership interest in the Company's securities for purposes of any gaming law, rule or regulation, Bear Stearns or any of its affiliates determines in its sole good faith discretion that it is, or is reasonably likely to be, (A) in violation of any gaming law, rule or regulation, (B) obligated to register with or provide notification or information to any gaming authority, and that such registration or notification or the provision of such information, when viewed in the aggregate for all relevant gaming authorities, would be Unduly Burdensome, or
             (C) incurring additional risk, liability or cost as a result of gaming laws or rules or regulations (except to the extent such costs have been paid or reimbursed by the Company, and except for up to $250,000 of costs that have not yet been paid or reimbursed by the Company but are paid or reimbursed by the Company within 60 days following the Company's receipt of an invoice therefor); then, subject to the third following paragraph, such event shall constitute an Additional Termination Event applicable to this Transaction and, with respect to such event, (i) the Company shall be deemed to be the sole Affected Party and Bear Stearns shall be deemed to be the party that is not the Affected Party and (ii) Bear Stearns shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement solely with respect to this Transaction. The Company shall indemnify Bear Stearns and its affiliates on an as-incurred basis for any costs, expenses, losses or liabilities or losses incurred by them in connection with any gaming law, rule or regulation (including, for the avoidance of doubt, any filing fees or costs, legal fees and regulatory investigation fees), in each case incurred in connection with this Transaction.

             Any determination made by Bear Stearns in respect of clause (A) or
             (C), or (B) (as to the obligation to register or provide notification or information), above shall be made on the advice of counsel, and any determination made by Bear Stearns in respect of clause (C) above shall also be made after consultation with the Company.

             "Unduly Burdensome" means (i) any registration or notification or provision of information which is more burdensome to Bear Stearns or any of its affiliates or any of their employees, officers, directors and agents in any particular instance than any of the Known Filings, (ii) registrations, notifications or provision of information to in excess of 20 jurisdictions, (iii) any obligation to disclose information which Bear Stearns and/or any of its affiliates is not otherwise required to disclose to the general public in generally available filings (other than information that is readily and generally publicly available) or to disclose any information earlier or more frequently than it otherwise does or would otherwise be obligated to do, or (iv) any registration of, or provision of information by or in respect of, any employee, officer or director or agents of Bear Stearns or any of its affiliates, other than the provision of such information as Bear Stearns and/or any of its affiliates is otherwise required to disclose to the general public in generally available filings and other readily and generally publicly available information, or (v) any requirement in respect of the gaming laws of any jurisdiction which, in the sole good faith discretion of Bear Stearns, would cause undue hardship on, injury to the business or reputation of, or disclosure of confidential information of Bear Stearns or any of its affiliates or any of their employees, officers, directors and agents. "Known Filings" means initial filings with the States of New Jersey and West Virginia in form and substance contemplated by Bear Stearns as of December 1, 2004.

             Prior to declaring an Additional Termination Event with respect to the events described in clause (B) or (C) above, Bear Stearns shall use commercially reasonable efforts to transfer or assign all or a portion of this Transaction to any third party or parties each with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard and Poor's Rating Group, Inc. or its successor ("S&P"), or A1 or better by Moody's Investor Service, Inc. or its successor ("Moody's") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by the Company and Bear Stearns. If, in the discretion of Bear Stearns, Bear Stearns is unable to effect such transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to Bear Stearns and within a time period reasonably acceptable to Bear Stearns, Bear Stearns may designate any Exchange Business Day as an Early Termination Date.

             Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, if, with respect to any Transaction relating to Shares under another 2002 ISDA Master Agreement between Bear Stearns and the Company (any such other Transaction, an "Other Transaction"), Bear Stearns or its successor or assign designates an Early Termination Date thereunder due to the occurrence of an Additional Termination Event substantially similar to the Additional Termination Event set forth in this
             Section 9(s), and Bear Stearns does not deliver a notice designating an Early Termination Date in respect of this Transaction due to the occurrence of the Additional Termination Event set forth in this Section 9(s) within 5 Exchange Business Days of the date of delivery of the notice designating an Early Termination Date in respect of any Other Transaction, then the Company has the right to deliver a written notice to Bear Stearns instructing Bear Stearns to designate an Early Termination Date under the Agreement with respect to this Transaction. Bear Stearns hereby agrees to comply with such instruction and, for the avoidance of doubt, such event shall constitute an Additional Termination Event applicable solely with respect to this Transaction and the Company shall be deemed to be the sole Affected Party and Bear Stearns shall be deemed to be the party that is not the Affected Party. For the avoidance of doubt, the parties hereto agree that the occurrence of any event which constitutes an Additional Termination Event as set forth in this Section 9(s) will also constitute an Additional Termination Event with respect to any Other Transactions the confirmation for which contains an Additional Termination Event substantially similar to that set forth in this Section 9(s), such that Bear Stearns has the right to declare an Additional Termination Event in respect of such Other Transaction and this Transaction.

(t) Governing Law. New York law (without reference to choice of law doctrine).

(u) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(v) Tax Disclosure. Company acknowledges and understands that, in connection with certain disclosure and list maintenance regulations promulgated by the Internal Revenue Service (the "IRS"), Bear Stearns will retain documents related to this Transaction and other information. The relevant regulations cover many transactions, including certain transactions that create book-tax differences. Upon request from the IRS, Bear Stearns expects to provide such documents and information to the IRS. In addition, Company shall consult with its tax advisors with respect to any disclosure obligations that Company may have.

      Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to SEP Documentation Group, Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, NY 10179, or by fax on 212-272-9857.

                                       Very truly yours,

                                          Bear, Stearns International
                                          Limited


                                          By: _________________________
                                          Authorized Signatory
                                          Name:


      Accepted and confirmed
      as of the Trade Date:

      Scientific Games Corporation


      By:____________________________
      Authorized Signatory
      Name:

                                                                         ANNEX A


                                   PRICING GRID

  Execution Price          Premium         Execution Price         Premium
  ---------------          -------         ---------------         -------

       $22.00           $1,407,265.00          $24.00           $1,810,504.50
       $22.10           $1,426,331.00          $24.10           $1,831,846.00
       $22.20           $1,445,515.00          $24.20           $1,853,296.50
       $22.30           $1,464,816.50          $24.30           $1,874,856.00
       $22.40           $1,484,235.50          $24.40           $1,896,523.50
       $22.50           $1,503,771.00          $24.50           $1,918,298.00
       $22.60           $1,523,423.00          $24.60           $1,940,180.50
       $22.70           $1,543,190.50          $24.70           $1,962,169.00
       $22.80           $1,563,073.50          $24.80           $1,984,264.00
       $22.90           $1,583,071.50          $24.90           $2,006,465.00
       $23.00           $1,603,183.50          $25.00           $2,028,771.00
       $23.10           $1,623,410.00          $25.10           $2,051,182.00
       $23.20           $1,643,750.00          $25.20           $2,073,697.50
       $23.30           $1,664,203.00          $25.30           $2,096,317.00
       $23.40           $1,684,769.00          $25.40           $2,119,039.50
       $23.50           $1,705,447.00          $25.50           $2,141,865.50
       $23.60           $1,726,236.50          $25.60           $2,164,793.50
       $23.70           $1,747,138.00          $25.70           $2,187,824.00
       $23.80           $1,768,149.50          $25.80           $2,210,956.00
       $23.90           $1,789,274.00          $25.90           $2,234,189.00